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                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------



  Board of Trustees and Shareholders
  Property Trust of America:

  We consent to incorporation by reference in the registration statements No. 33-87184 (Form S-4), No. 33-86444 (Form S-3), No. 33-71040 (Form S-3), and No.
  33-25317 (Form S-8) of Property Trust of America of (i) our report dated September 8, 1994 relating to the combined statement of revenues and certain expenses for certain multifamily properties for the year ended December 31, 1993, and (ii) our report dated June 15, 1994 relating to the statement of revenues and certain expenses of Brompton Court Apartments for the nine months ended May 31, 1994, which reports appear in the current report on Form 8-K/A No. 1 of Property Trust of America dated November 30, 1994.



                                            KPMG PEAT MARWICK LLP



  El Paso, Texas
  February 1, 1995